U.S. Headquarters Office:
One Sun Life Executive Park
Wellesley Hills, MA  02481
800-700-6554
Home Office:
Wilmington, Delaware

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)

[Prime SVUL], a Flexible Premium Survivorship Variable Universal Life Insurance Policy
Insureds - [John Doe and Jane Doe]
Policy Number - [VL0000001]

We, Sun Life Assurance Company of Canada (U.S.), a member of the Sun Life Financial group of companies, agree, subject to the conditions and provisions of this Policy, to pay the Beneficiary such amounts as are due and payable upon receipt of Due Proof of the Surviving Insured’s death.  Until that time, We agree to provide You, as Owner, the other rights and benefits of this Policy.  These rights and benefits are subject to the provisions on the pages which follow.  This Policy is a legal contract between You and Us.

Signed at Wellesley Hills, Massachusetts, on the Issue Date. [Missing Graphic Reference] [Robert C. Salipante, President] [Missing Graphic Reference] [Michael S. Bloom, Secretary]
To the extent any benefit, payment, or value under this Policy (including the Account Value and the death benefit) is based on the investment experience of the Variable Account, such benefit, payment, or value may increase or decrease in accordance with the investment experience of the Variable Account and is not guaranteed as to fixed dollar amount.

Upon receipt of Due Proof, the Policy Proceeds are payable at the death of the Surviving Insured and while this Policy is in force.

This Policy does not participate in dividends.

Flexible Premiums are payable for this Policy.

RIGHT TO RETURN POLICY.
Please read this Policy carefully.  If You are not satisfied with it, You may return it by delivering or mailing it to Us at One Sun Life Executive Park, Wellesley Hills, Massachusetts 02481, or to the sales representative through whom You purchased this Policy within 10 days from the date of receipt (the "Right to Return Policy Period").  This Policy will then be deemed void as though it had never been applied for.

You will receive a refund equal to the sum of (1) the difference between any Premium payments made, including fees and charges, and the amounts allocated to a Variable Sub-Account, (2) the value of the amounts allocated to a Variable Sub-Account on the date the cancellation request is received by the Company or the sales representative through whom You purchased this Policy, and (3) any fees or charges imposed on amounts allocated to a Variable Sub-Account.

[Missing Graphic Reference]

MSVUL-2007                                                                                                                                 Page

TABLE OF CONTENTS

SECTION
POLICY SPECIFICATIONS                                                                                                                          1

TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE
RATES PER $1,000 OF NET AMOUNT AT RISK                                                                                                                          2

DEFINITIONS                                                                                                                          3

GENERAL PROVISIONS                                                                                                                          4

RIGHTS OF OWNERS AND BENEFICIARIES                                                                                                                          5

THE VARIABLE ACCOUNT AND THE FIXED ACCOUNT                                                                                                                          6

PREMIUMS                                                                                                                          7

DEATH BENEFIT                                                                                                                          8

ACCOUNT VALUE                                                                                                                          9

POLICY BENEFITS                                                                                                                          10

RIDERS AND ENDORSEMENTS

APPLICATION

MSVUL-2007                                                                                                                                 Page

1.  POLICY SPECIFICATIONS

Insureds                                                                                     [John Doe]
[Jane Doe]

Policy Number                                                                                     [VL0000001]

Issue Age, Sex, Class                                                                                                [John Doe
35, Male, Non Tobacco Preferred]

[Jane Doe
35, Female, Non Tobacco Preferred]

Specified Face Amount	[$250,000]

Minimum Specified Face Amount	[$250,000]

Initial Premium (minimum amount required to begin coverage)	[$66]

Death Benefit Compliance Test	[Guideline Premium]

Planned Periodic Premium	[$746]

Billing Period	[Annual]

Issue Date	[March 1, 2008]

Policy Date	[March 1, 2008]

No-Lapse Guarantee Period	[240 months]

Minimum Monthly Premium (for the No-Lapse Guarantee)	[$148]

Currency	United States Dollars

Owner	[John Doe]

Beneficiary                                                                As stated in the Application unless subsequently changed

Death Benefit Option	[Option A: Specified Face Amount]

Note: The planned periodic Premium shown above may be insufficient to continue coverage.  The period for which this Policy will remain in force depends on the amount and timing of Premiums paid, deductions for benefits and riders, changes in the Specified Face Amount and death benefit option, Sub-Account performance, Policy loans, Partial Withdrawals and fees.

MSVUL-2007                                                                                                                                 Page

1.  POLICY SPECIFICATIONS (continued)

Premium Expense Charge                                                                                                     [25]%

Monthly Expense Charge                                                                      $ [10.00] in all Policy Months plus [.09] per                                                                                                       $1000 of Specified Face Amount in Policy                                                                                                       Months [1-120]

Mortality and Expense Risk Charge:

Percentage for Policy Years [1-10]                                                                                     [.60]% (annual rate)
[.0500]% (monthly rate)

Percentage for Policy Year [11] and thereafter                                                                                                [.25]% (annual rate)
[.01]% (monthly rate)

Policy Loan Interest                                      Rate                                    [4.00]% (annual rate) during Policy Years [1-10]
[3.00]% (annual rate) in Policy Years [11] and after

MSVUL-2007                                                                                                                                 Page

1.  POLICY SPECIFICATIONS (continued)

Supplemental Benefit Rider(s):

[Loan Lapse Protection Rider]

[Supplemental Insurance Rider

Supplemental Insurance Amount (SIA)                                                                                                [$250,000]
Monthly Rider Expense Charge Rate                                                                                                [.00003]
Rider No-Lapse Guarantee Period                                                                                     [60 months]]

[Policy Split Option Rider

Monthly Rider Charge Rate                                                                                     [.38]]

[Four Year Additional Insurance Rider

Rider Expiration Date                                                                                     [March 1, 2012]
Additional Death Benefit                                                                                                [$250,000]
Monthly Rider Cost of Insurance Rate                                                                                                [.00083]]

1.  POLICY SPECIFICATIONS (continued)

Table of Death Benefit Percentages

ApplicableApplicable
AgePercentageAgePercentage

[20   250%60   130%
21   250%61   128%
22   250%62   126%
23   250%63   124%
24   250%64   122%
25   250%65   120%
26   250%66   119%
27   250%67   118%
28   250%68   117%
29   250%69   116%
30   250%70   115%
31   250%71   113%
32   250%72   111%
33   250%73   109%
34   250%74   107%
35   250%75   105%
36   250%76   105%
37   250%77   105%
38   250%78   105%
39   250%79   105%
40   250%80   105%
41   243%81   105%
42   236%82   105%
43   229%83   105%
44   222%84   105%
45   215%85   105%
46   209%86   105%
47   203%87   105%
48   197%88   105%
49   191%89   105%
50   185%90   105%
51   178%91   104%
52   171%92   103%
53   164%93   102%
54   157%94   101%
 55   150%95 and after   100%]
56               146%
57               142%
58               138%
59               134%

Death Benefit Percentages are based on the age of the younger Insured.

MSVUL-2007                                                                                                                                 Page

2.  TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE
RATES PER $1,000 OF NET AMOUNT AT RISK

Policy Year	Male		Female
	Nonsmoker	Smoker	Nonsmoker	Smoker
[1	0.09084	0.16669	0.07417	0.12752
2	0.09584	0.17586	0.07917	0.13752
3	0.10001	0.18587	0.08584	0.14919
4	0.10751	0.20004	0.08917	0.15669
5	0.11418	0.21421	0.09418	0.16669
6	0.12168	0.23089	0.10001	0.17670
7	0.13168	0.25256	0.10584	0.18837
8	0.14419	0.27758	0.11251	0.20254
9	0.15836	0.30759	0.12085	0.21921
10	0.17503	0.34345	0.13085	0.23839
11	0.19420	0.38098	0.14252	0.26090
12	0.21255	0.41601	0.15586	0.28592
13	0.23255	0.45521	0.17253	0.31760
14	0.24423	0.47689	0.19087	0.35679
15	0.25757	0.50192	0.21088	0.40099
16	0.27674	0.53779	0.23422	0.44937
17	0.29926	0.58034	0.26007	0.50192
18	0.33011	0.63874	0.28925	0.55948
19	0.36347	0.70466	0.32094	0.62038
20	0.40600	0.78729	0.35429	0.68714
21	0.45854	0.88078	0.39015	0.75724
22	0.51193	0.97595	0.43185	0.83236
23	0.56949	1.07699	0.47523	0.91250
24	0.61872	1.15634	0.52194	0.99015
25	0.67546	1.24822	0.56866	1.07616
26	0.74389	1.35935	0.61705	1.16552
27	0.82735	1.49724	0.66961	1.25825
28	0.92920	1.66360	0.72720	1.36269
29	1.04359	1.84841	0.78645	1.46715
30	1.16385	2.03748	0.85072	1.57748
31	1.29083	2.22410	0.92168	1.69788
32	1.41951	2.40410	1.00017	1.82583
33	1.54990	2.57913	1.08618	1.96971
34	1.69035	2.76345	1.18223	2.12785
35	1.83586	2.94615	1.28749	2.29944
36	2.01237	3.16750	1.40363	2.49119
37	2.20987	3.40992	1.53736	2.70982
38	2.46942	3.73977	1.68701	2.95118
39	2.74334	4.07151	1.84925	3.21111
40	3.03166	4.40683	2.02744	3.49635
41	3.34700	4.79707	2.22494	3.78343
42	3.69107	5.21287	2.44178	4.09671
43	4.09083	5.69390	2.68050	4.43374
44	4.55818	6.25049	2.94448	4.79707
45	5.09836	6.88457	3.22956	5.19013
46	5.68800	7.56260	3.54838	5.61384
47	6.36020	8.32286	3.98162	6.21084
48	7.06118	9.09107	4.47073	6.86007
49	7.81815	9.89784	4.95863	7.49323
50	8.65764	10.77656	5.49840	8.17462
51	9.59706	11.81206	6.10707	8.86201
52	10.64036	12.94801	6.65989	9.43570
53	11.78220	14.17221	7.49323	10.34679
54	13.00872	15.46210	8.36523	11.25783
55	14.30594	16.80008	9.29646	12.17563
56	15.66322	18.16837	10.15628	12.91894
57	16.94312	19.40523	10.59184	13.08056
58	18.28068	20.67027	11.44961	13.74126
59	19.69542	21.98111	12.72489	14.80774
60	21.19403	23.34419	14.33938	16.17152
61	22.77289	24.85705	16.33935	18.24094
62	24.22200	26.19622	18.24612	20.14012
63	25.77166	27.61193	20.21644	22.05510
64	27.43069	29.11098	20.55482	22.14738
65	29.20718	30.69938	21.68875	23.08506
66	31.11386	32.38239	23.49431	24.70128
67	32.63203	33.66029	25.42630	26.43322
68	34.25451	35.01097	27.58993	28.34637
69	35.98673	36.43322	29.95805	30.40644
70	37.83604	37.93389	32.57783	32.64981
71	39.78296	39.87487	35.42535	35.49326
72	41.86111	41.94705	38.36050	38.42340
73	44.07929	44.16014	41.38462	41.44337
74	46.44744	46.52136	44.44460	44.49915
75	48.97489	49.04367	47.65064	47.70095
76	51.67124	51.73391	50.95006	50.99608
77	54.55012	54.60665	54.14066	54.18326
78	57.62282	57.67409	57.25382	57.29201
79	60.90571	60.94980	60.10438	60.13810
80	64.41012	64.44883	64.14865	64.17791
81	68.15449	68.18682	67.93870	67.96341
82	72.15515	72.18101	71.89944	71.91859
83	76.43109	76.45137	76.27566	76.29014
84	81.00512	81.01778	80.34528	80.35500
85	83.33333	83.33333	83.33333	83.33333
86	83.33333	83.33333	83.33333	83.33333]

BASIS OF VALUES:
Commissioners' 2001 Standard Ordinary Tables, Age Nearest Birthday, Smoker and Nonsmoker, Male and Female Tables.

MSVUL-2007                                                                                                                                 Page

3. DEFINITIONS

Account Value:  The sum of the amounts in the Sub-Accounts.

Anniversary:  The same day in each succeeding year as the day of the year corresponding to the Policy Date shown in Section 1.

Application:  Your Application for this Policy, a copy of which is attached hereto and incorporated herein.

Attained Age:  An Insured's Issue Age plus the number of completed Policy Years.

Beneficiary:  The person or entity entitled to receive the Policy Proceeds as they become due at the Surviving Insured’s death.

Cash Surrender Value:  The Account Value decreased by the balance of any outstanding Policy Debt.

Class:  The risk and underwriting classification of an Insured, as specified in Section 1.

Company:  Sun Life Assurance Company of Canada (U.S.).

Due Proof:  Such evidence as We may reasonably require in order to establish that Policy Proceeds or any other benefits are due and payable.

Effective Date of Coverage:  Initially, the Investment Start Date; with respect to any increase in the Specified Face Amount, the Anniversary that falls on or next follows the date We approve the supplemental application for such increase; with respect to any decrease in the Specified Face Amount, the Monthly Anniversary Day that falls on or next follows the date We receive Your request.

Fixed Account:  The portion of the Account Value funded by assets invested in the General Account.

Fund:  A mutual fund in which a Variable Sub-Account invests.

General Account:  The assets held by Us, other than those allocated to the Sub-Accounts of the Variable Account or any other separate account of the Company.

Initial Premium:  The Premium amount specified as such in Section 1.

Insureds:  The persons on whose lives this Policy is issued.

Investment Start Date:  The date the first Premium is applied, which will be the later of the Issue Date, the Policy Date, or the Valuation Date We receive a Premium equal to or in excess of the Initial Premium.

Issue Age:  Each Insured's age as of the their birthday nearest the Policy Date shown in Section 1.

Issue Date:  The date We produce this Policy from Our systems. The Issue Date is specified in Section 1.

Minimum Monthly Premium:  The Premium amount specified as such in Section 1.

Monthly Anniversary Day:  The same day in each succeeding month as the day of the month corresponding to the Policy Date shown in Section 1.

Monthly Cost of Insurance:  An amount deducted from the Account Value on a monthly basis for the insurance coverage provided by this Policy, as specified in Section 9.

Monthly Deductions:  The total of the Monthly Cost of Insurance, Monthly Mortality and Expense Risk Charge, and Monthly Expense charge.

Monthly Expense Charge:  An amount deducted from the Account Value on a monthly basis for administration and other expenses, as specified in Section 1.

Monthly Mortality and Expense Risk Charge:  The amount deducted from the Account Value in the Sub-Accounts for the mortality and expense risks borne by the Company, with the rate as specified in Section 1.

Net Premium:  Any Premium less the Premium Expense Charge.

No-Lapse Guarantee Period:  The period during which the Policy will not terminate without value as long as it satisfies the minimum premium test described in Section 9.  The No-Lapse Guarantee Period begins on the Policy Date and extends for the period shown in Section 1.

Our Principal Office:  Sun Life Assurance Company of Canada (U.S.), One Sun Life Executive Park, Wellesley Hills, Massachusetts, 02481, or such other address as We may hereafter specify to You by written notice.

Owner:  The person, persons or entity entitled to the ownership rights stated in this Policy.

Partial Withdrawal:  A withdrawal of a portion of the Account Value as described in Section 10.

Policy:  This life insurance contract, including the Application, any supplemental applications, any riders, and any endorsements attached hereto.

Policy Date:  The date specified as such in Section 1.

Policy Debt:  The principal amount of any outstanding loan against this Policy, plus accrued but unpaid interest on such loan.

Policy Month:  A one-month period commencing on the Policy Date or any Monthly Anniversary Day and ending on the next Monthly Anniversary Day.

Policy Proceeds:  The amount determined in accordance with the terms of this Policy which is payable at the death of the Surviving Insured.  This amount is the death benefit as described in Section 8, decreased by the amount of any outstanding Policy Debt and increased by any amounts payable under any supplemental benefits.

Policy Year:  A one-year period commencing on the Policy Date or any Anniversary and ending on the next Anniversary.

Premium:  An amount paid to Us by the Owner or on the Owner's behalf as consideration for the benefits provided by this Policy.

Premium Expense Charge:  A charge deducted from each Premium to cover State and Federal tax obligations and for costs of issuance and administration.

Processing Date:  The first Valuation Date on or next following a Monthly Anniversary Day.

Specified Face Amount:  The amount of life insurance coverage, with the initial requested amount specified in Section 1.

Sub-Accounts:  Sub-Accounts into which the assets of the Variable Account are divided, each of which corresponds to an investment choice available to You, and the Fixed Account.
Surviving Insured:  The Insured who is living upon the death of the other Insured. If both Insureds die at the same time, then the Surviving Insured shall be the younger of the two Insureds.

Unit:  A unit of measurement that We use to calculate the value of each Variable Sub-Account.

Unit Value:  The value of each Unit of assets in a Variable Sub-Account.

Valuation Date:  Any day on which the New York Stock Exchange, We, and the relevant Fund are open for business.  A Valuation Date will also include any day that may be required by any applicable Securities and Exchange Commission rules and/or regulations.

Valuation Period:  The period of time from one determination of Unit Values to the next, subsequent determination of Unit Values.  We will determine Unit Values for each Valuation Date as of the close of the New York Stock Exchange on that Valuation Date.

Variable Account:  Sun Life Assurance Company of Canada (U.S.) Variable Account I, a separate account of the Company consisting of assets set aside by the Company, the investment performance of which is kept separate from that of the General Account of the Company.

Variable Sub-Accounts:  All Sub-Accounts except the Fixed Account.

We, Our, and Us:  We, Our, and Us refer to Sun Life Assurance Company of Canada (U.S.).

You and Your:  You and Your refer to the Owner of this Policy.

4.  GENERAL PROVISIONS

Entire Contract
Your entire contract with Us consists of this Policy, the Application, any supplemental Applications, any riders and any endorsements attached hereto.

Alteration
Sales representatives do not have the authority either to alter or to modify this Policy or to waive any of its provisions.  The only persons with this authority are Our president, actuary, secretary, or one of Our vice presidents.

Modification
Upon notice to You, We may modify this Policy if such modification (1) is necessary to make this Policy or the Variable Account comply with any law or regulation issued by a governmental agency to which the Company or the Variable Account is subject; or (2) is necessary to assure continued qualification of this Policy under the Internal Revenue Code or other federal or state laws as a life insurance policy; or (3) is necessary to reflect a change in the operation of the Variable Account or the Sub-Accounts; or (4) adds, deletes, or otherwise changes Sub-Accounts.  We also reserve the right to modify certain provisions of this Policy as stated in those provisions.  We may make an appropriate endorsement to this Policy to reflect any such modification.

Assignments
During the lifetime of the each Insured, You may assign all or some of Your rights under this Policy.  All Assignments must be filed at Our Principal Office and must be in written form satisfactory to Us.  The Assignment will then be effective as of the date You signed the form, subject to any action taken before We acknowledge receipt.  We are not responsible for the validity or legal effect of any Assignment.

Nonparticipating
This Policy does not pay dividends.

Misstatement of Age or Sex (Non-Unisex Policy)
If the age or sex of either Insured is stated incorrectly, the amounts payable by Us will be adjusted as follows:
Misstatement discovered at death of the Surviving Insured:  The death benefit will be recalculated to that which would be purchased by the most recently charged Monthly Cost of Insurance Rate for the correct age or sex of each Insured.

Misstatement discovered prior to death of the Surviving Insured:  The Account Value will be recalculated from the Policy Date using the Monthly Cost of Insurance Rates based on the correct age or sex of each Insured.

Suicide
If the Surviving Insured, whether sane or insane, commits suicide within two years after the Issue Date of this Policy, We will not pay any part of the Policy Proceeds.  We will refund the Premiums paid, less the amount of any Policy Debt and less the amount of any Partial Withdrawals.

If the Surviving Insured, whether sane or insane, commits suicide within two years after the effective date of an increase in the Specified Face Amount, then Our liability as to that increase will be the cost of insurance for that increase.

If the Surviving Insured, whether sane or insane, commits suicide within two years after the effective date of reinstatement, We will not pay any part of the Policy Proceeds.  We will refund the Premiums paid since the effective date of reinstatement, less the amount of any Policy Debt and less any Partial Withdrawals.

Incontestability
All statements made in the Application or in a supplemental application are representations and not warranties.  We relied and will rely on these statements when approving the issuance, increase in Specified Face Amount, or reinstatement of this Policy.  No statement can be used by Us in defense of a claim unless the statement was made in a written Application or supplemental Application.  In the absence of fraud, after this Policy has been in force during the lifetime of both Insureds for a period of two years from its Issue Date, We cannot contest it except for non-payment of Premiums in accordance with the Insufficient Value provision of Section 9.  However, any increase or change which is effective after the Issue Date will be incontestable only after such increase or change has been in force during the lifetime of any Insured who provided evidence of insurability for the increase or change for two years from the Effective Date of Coverage of such increase or change.  Further, any reinstatement will be incontestable after the reinstated Policy has been in force during the lifetime of any Insured who provided evidence of insurability for the reinstatement for two years from the effective date of reinstatement.

Report to Owner
We will send You a report at least once each Policy Year.  The report will show the current Specified Face Amount, Account Value, Cash Surrender Value, and Death Benefit. It will show Premiums paid and deductions made since the last report.  It will also show the balance of any outstanding Policy Debt.  There is no charge for this report.

Illustrations
Upon request, we will provide You once each year, at no cost, an illustration of this Policy’s projected future Account Value and Death Benefit. We may charge a nominal fee, not to exceed $50, for additional illustrations requested after the first.

5.  RIGHTS OF OWNERS AND BENEFICIARIES

Rights of Owner
You have the sole and absolute power to exercise all rights and privileges under this Policy without the consent of any other person unless you provide otherwise by written notice.  While either Insured is alive, you may change the Owner and Beneficiary by written notice.  No change or revocation will take effect unless we acknowledge receipt of the notice.  Subject to our administrative rules, if such acknowledgment occurs, then (1) a change of Beneficiary will take effect on the date the notice is signed, and (2) a change or a revocation of Owner will take effect as of the date specified in the notice, or if no such date is specified, on the date the notice is signed.  A change or revocation will take effect whether or not you or the either Insured is alive on the date we acknowledge receipt.  A change or revocation will be subject to the rights of any assignee of record with us and subject to any payment made or other action taken by us before we acknowledge receipt.

When You transfer Your rights to a new Owner, You automatically revoke any prior contingent Owner designation.

Procedure
You do not need the consent of a Beneficiary or a contingent Owner in order to exercise any of Your rights. However, You must give Us written notice satisfactory to Us of the requested action.  Your request will then, unless You specify otherwise, be effective as of the date You signed the form, subject to any action taken before We acknowledge receipt.

Rights of Beneficiary
The Beneficiary has no rights in this Policy until the death of the Surviving Insured.  If the Beneficiary is alive at that time, the Beneficiary will be entitled to payment of the Policy Proceeds as they become due.

If there is no surviving Beneficiary upon the death of the Surviving Insured, the Surviving Insured’s estate will be the Beneficiary.

6.  THE VARIABLE ACCOUNT AND THE FIXED ACCOUNT

The assets of the Variable Account shall be kept separate from Our other assets.  We have the right to transfer to the General Account any assets of the Variable Account which are in excess of the reserves and other Policy liabilities of the Variable Account.  The income, gains and losses, realized or unrealized, from assets allocated to the Variable Account shall be credited to or charged against the Variable Account without regard to any other income, gains or losses.  The portion of the assets of the Variable Account equal to the reserves and other Policy liabilities with respect to the Variable Account will not be chargeable with liabilities arising out of any other business the Company may conduct.  Although the assets maintained in the Variable Account will not be charged with any liabilities arising out of any other business conducted by Us, all obligations arising under this Policy, including the agreement to make all benefit payments, are Our general corporate obligations.

At Our election, the Variable Account may be operated as a unit investment trust or a management company under the Investment Company Act of 1940.  It may be registered under the Investment Company Act of 1940 or de-registered in the event registration is no longer required.  In the event of any change in the operation of the Variable Account pursuant to this provision, We may make an appropriate endorsement to this Policy to reflect the change and take such other action as may be necessary and appropriate to effect the change.

Fixed Account
The Fixed Account represents the portion of the Account Value funded by assets invested in the General Account.  The guaranteed effective annual interest rate applicable to the Fixed Account is 3%.  Interest in excess of the guaranteed rate may be applied to the amount in the Fixed Account at such increased rates and in such manner as We may determine, based on Our expectations of future interest, mortality costs, persistency, expenses, and taxes.  Interest credited will be computed on a compound interest basis.

Variable Sub-Accounts
The assets of the Variable Account are divided into Variable Sub-Accounts.  Each Variable Sub-Account invests exclusively in a different investment Fund.  Income, gains and losses, whether or not realized, from the assets of each Variable Sub-Account are credited or charged against that Variable Sub-Account without regard to income, gains, or losses in other Variable Sub-Accounts of the Variable Account.  All amounts allocated to the Variable Account will be used to purchase shares of one or more of the Funds, as You designate.  Deductions and withdrawals from the Variable Sub-Accounts will, in effect, be made by redeeming the number of Fund shares at net Unit Value equal in total value to the amount to be deducted. The Variable Account will be fully invested in Fund shares at all times.

Addition, Deletion, or Substitution of Variable Sub-Accounts
We may decide to add Variable Sub-Accounts at any time.  Also, shares of any or all of the Funds may not always be available for purchase by the Variable Sub-Accounts of the Variable Account, or We may decide that further investment in any such shares is no longer appropriate.  In either event, shares of other registered open-end investment companies or unit investment trusts may be substituted both for Fund shares already purchased by the Variable Account and/or as the security to be purchased in the future, provided that, to the extent necessary, these substitutions have been approved by the Securities and Exchange Commission.  The investment policies of the Variable Sub-Accounts will not be changed without the approval of the Insurance Commissioner of the State of Delaware.  We also reserve the right to eliminate or combine existing Variable Sub-Accounts or to transfer assets between Variable Sub-Accounts.

Transfers Between Variable Sub-Accounts
Subject to Our rules as they may exist from time to time and to any limits that may be imposed by the Funds, You may, at any time after the Right to Return Policy Period, transfer to another Variable Sub-Account all or a portion of the Account Value allocated to a Variable Sub-Account.  We will make transfers pursuant to an authorized request to Us.  While We do not anticipate imposing any charges for transfers within the Variable Sub-Accounts, We reserve the right to impose such a charge, not to exceed $15 per transfer, if more than 12 transfers occur in one Policy Year.

Transfers may be requested by indicating the transfer of either a specified dollar amount or a specified percentage of the Variable Sub-Account's value from which the transfer will be made.  If You request a transfer based on a specified percentage of the Variable Sub-Account's value, that percentage will be converted into a request for the transfer of a specified dollar amount based on application of the specified percentage to the Variable Sub-Account's value at the time the request is received.  We reserve the right to limit the number of Variable Sub-Accounts to which You may allocate Your Account Value to not more than 20 Variable Sub-Accounts.

Transfer privileges are subject to Our consent.  We reserve the right to impose limitations on transfers, including, but not limited to:
1.      the minimum amount that may be transferred;
2.      the frequency of transfers; and
3.	the minimum amount that may remain in a Variable Sub-Account following a transfer from that Variable Sub-Account.

Transfers To and From the Fixed Account
One transfer from the Fixed Account to the Variable Sub-Accounts is permitted in any Policy Year.  We reserve the right to restrict the amount transferred to the Variable Sub-Accounts from the Fixed Account to the greater of 25% of that portion of the Account Value attributable to the Fixed Account as of the end of the previous Policy Year and $5000.

We reserve the right to restrict amounts transferred to the Fixed Account from the Variable Sub-Accounts.

7.  PREMIUMS

All Premium payments are payable to Us. The Initial Premium is due and payable as of the Issue Date of this Policy.  Subsequent Premiums may be paid to Us subject to the limitations described below.  All Premiums are to be paid to Us at Our Principal Office.

Premium
We reserve the right to limit the number of Premium payments We accept during a year.  No Premium payment may be less than $50 without Our consent, although We will accept any Premium payment if it is necessary to keep this Policy in force.  We will  not to accept a Premium payment that causes the Death Benefit to increase by an amount that exceeds the Premium received unless we receive evidence of insurability for each Insured.

We will not accept Premium payments that would cause the Policy to fail to qualify as life insurance under applicable tax law.  If a Premium payment is made in excess of these limits, We will accept only that portion of the Premium within those limits and will refund the remainder to You.  We will also not accept any Premium payments made after the Anniversary on which the younger Insured is Attained Age 121.

Premium Expense Charge
The Premium Expense Charge will be determined by Us from time to time based on Our expectations of future expenses and taxes. However, the Premium Expense Charge is guaranteed to not be greater than the charge shown in Section 1.

Allocation of Net Premium
Except as otherwise provided herein, Net Premium will be allocated to the Sub-Accounts in accordance with the allocation percentages specified by You. Your initial allocation percentages are shown in the application.  The minimum allocation for any Sub-Account to which You choose to allocate Account Value is 1% of Net Premium and percentages must be in whole numbers. If this Policy is in a grace period, the Net Premiums will first be applied to reduce any overdue Monthly Deductions.

You may change the allocation percentages at any time pursuant to an authorized request to Our Principal Office.  An allocation change will be effective as of the date We receive the request for that change.

Planned Periodic Premiums
While You are not required to make subsequent Premium payments according to a fixed schedule, You may select a planned periodic Premium schedule and corresponding billing period, subject to Our limits.  We will send You reminder notices for the planned periodic Premium at each billing period as specified in Section 1 unless reminder notices have been suspended as described below.  However, You are not required to pay the planned periodic Premium; You may increase or decrease the planned periodic Premium subject to Our limits, and You may skip a planned payment or make unscheduled payments.  You may change Your planned payment schedule or the billing period, subject to Our approval.  The planned periodic Premium may not be sufficient to keep this Policy in force, and You may need to change Your planned payment schedule or make additional payments in order to prevent termination of this Policy.  We will suspend reminder notices at Your written request, and We reserve the right to suspend reminder notices if Premiums are not being paid (except for notices in connection with the grace period).  We will notify You prior to suspending reminder notices.

8.  DEATH BENEFIT

Death Benefit Compliance Test
The Death Benefit compliance test is specified in Section 1. This test may not be changed to another test while this Policy is in force.

Death Benefit and Death Benefit Option
The death benefit depends upon the death benefit option in effect at that time.  The death benefit option in effect on the Issue Date is specified in Section 1.  The three options are:

Option A - Specified Face Amount.  The death benefit is the greater of:
1.	the Specified Face Amount; or
2.	the Account Value multiplied by the applicable death benefit percentage shown in Section 1.

Option B - Specified Face Amount plus Account Value.  The death benefit is the greater of:
1.	the Specified Face Amount plus the Account Value; or
2.	the Account Value multiplied by the applicable death benefit percentage shown in Section 1.

Option C – Specified Face Amount plus sum of Premiums paid. The death benefit is the greater of:
1.	the Specified Face Amount plus sum of Premiums paid; or
2.	the Account Value multiplied by the applicable death benefit percentage shown in Section 1.

The death benefit will be determined based on the Specified Face Amount and the Account Value in effect on the date of death of the Surviving Insured. The sum of Premiums paid shall be the amount paid as of the date of death reduced by any prior partial withdrawals. The actual Policy Proceeds payable on the death of the Surviving Insured will be the death benefit described above, decreased by the amount of any outstanding Policy Debt and increased by any amounts payable under any supplemental benefits.

Changes in Specified Face Amount
After the first Policy Year, You may increase the Specified Face Amount or decrease the Specified Face Amount. You must send Your request for a change to Our Principal Office in writing. The effective date for an increase in the Specified Face Amount is the Anniversary that falls on or next follows the date We approve the supplemental application for such increase. The effective date for a decrease in the Specified Face Amount is the Monthly Anniversary Day that falls on or next follows the date We receive Your request.

Decreases in Specified Face Amount
The Specified Face Amount may not decrease to less than the Minimum Specified Face Amount specified in Section 1.  A decrease in the Specified Face Amount will be applied to the initial Specified Face Amount and to each subsequent increase in Specified Face Amount in the following order:

1. first, to the most recent increase;
2. second, to the next most recent increases, in reverse chronological order; and
3. finally, to the initial Specified Face Amount.

Increases in Specified Face Amount
An increase in the Specified Face Amount is subject to Our underwriting rules in effect at the time of the increase.  We will require evidence of both Insured's insurability.  We will not accept a request for an increase if the age of either Insured is greater than 80 at the next Anniversary following the request.

Changes in the Death Benefit Option
You may request a change in the death benefit option.  Changes in the death benefit option are subject to Our underwriting rules in effect at the time of change.  Requests for a change must be made in writing to Us.  The effective date of the change will be the Anniversary on or next following the date We approve Your request.

If the death benefit option change is from option A to option B, the Specified Face Amount will be reduced by the Account Value. The Specified Face Amount after the reduction may not be less than the Minimum Specified Face Amount shown in Section 1.  If the death benefit option change is from option B to option A, the Specified Face Amount will be increased by the Account Value. Death benefit option C can be changed only to Option A. Neither death benefit option A or B can be changed to option C. The amount of the death benefit at the time of change will not be altered, but the change in death benefit option will affect the determination of the death benefit from that point on.

9.  ACCOUNT VALUE

Account Value
The Account Value is the sum of the amounts in each Sub-Account.  The method for calculating the Account Value in the Sub-Accounts is described below.
Variable Account Value
We measure the amounts in the Variable Sub-Accounts in terms of Units and Unit Values.  On any given date, the amount You have in a Variable Sub-Account is equal to the Unit Value multiplied by the number of Units credited to You in that Variable Sub-Account.  Amounts allocated to a Variable Sub-Account will be used to purchase Units of that Variable Sub-Account.  Units are redeemed when You make Partial Withdrawals, undertake Policy loans, transfer amounts from a Variable Sub-Account, and for the deductions of the Monthly Expense Charge, Monthly Mortality and Expense Risk Charge, fees, and the Monthly Costs of Insurance.  The number of Units of each Variable Sub-Account purchased or redeemed is determined by dividing the dollar amount of the transaction by the Unit Value for the Variable Sub-Account.  The Unit Value for each Variable Sub-Account is established at $10.00 for the first Valuation Date of the Variable Sub-Account.  The Unit Value for any subsequent Valuation Date is equal to the Unit Value for the preceding Valuation Date multiplied by the Net Investment Factor (determined as provided below).  The Unit Value of a Variable Sub-Account for any Valuation Date is determined as of the close of the Valuation Period ending on that Valuation Date.

Transactions are processed on the date We receive a Premium at Our Principal Office or any acceptable request is received at Our Principal Office.  If Your Premium or request is received on a date that is not a Valuation Date, or after the close of the New York Stock Exchange on a Valuation Date, the transaction will be processed on the next subsequent Valuation Date.

Splitting Units
We reserve the right to split or combine the value of Units.  In effecting any such change, strict equity will be preserved and no change will have a material effect on the benefits or other provisions of the Policy.

Account Value in the Sub-Accounts
The Account Value attributable to each Sub-Account on the Investment Start Date equals:

1.	that portion of Net Premium received and allocated to the Sub-Account, less

2.	that portion of the Monthly Expense Charges due on the Policy Date and subsequent Monthly Anniversary Days through the Investment Start Date charged to the Sub-Account, less

3.	that portion of the Monthly Cost of Insurance deductions due from the Policy Date through the Investment Start Date charged to the Sub-Account, less

4.	that portion of the Mortality and Expense Risk Charge due from the Policy Date through the Investment Start Date charged to the Sub-Account.

The Account Value attributable to each Sub-Account on subsequent Valuation Dates is equal to:

1.	the Account Value attributable to the Variable Sub-Account on the preceding Valuation Date, multiplied by that Sub-Account’s Net Investment Factor, plus

2.	the value of the Fixed Account on the preceding Valuation Date, accrued at interest, plus

3.	that portion of Net Premium received and allocated to the Sub-Account during the current Valuation Period, plus

4.	any amounts transferred by You to the Sub-Account from another Sub-Account during the current Valuation Period, less

5.	any amounts transferred by You from the Sub-Account to another Sub-Account during the current Valuation Period, less

6.	that portion of any Partial Withdrawals deducted from the Sub-Account during the current Valuation Period, plus
7.	any amounts transferred among the Sub-Accounts for a Policy loan, less

8.	if a Processing Date, that portion of the Monthly Deductions charged to the Sub-Account for the Policy Month.

Net Investment Factor
The Net Investment Factor for each Variable Sub-Account for any Valuation Period is the quotient of (1) divided by (2) where:

(1) is the net result of:

a.	the net asset value of a Fund share held in the Variable Sub-Account determined as of the end of the Valuation Period, plus

b.	the per share amount of any dividend or other distribution declared on Fund shares held in the Variable Sub-Account if the "ex-dividend" date occurs during the Valuation Period, plus or minus

c.
a per share credit or charge with respect to any taxes reserved for by Us, or paid by Us if not previously reserved for, during the Valuation Period which is determined by Us to be attributable to the operation of the Variable Sub-Account; and

(2)	is the net asset value of a Fund share held in the Variable Sub-Account determined as of the end of the preceding Valuation Period.

Monthly Deductions
There will be no Monthly Deductions on and after the Anniversary on which the younger Insured is Attained Age 121.

Mortality and Expense Risk Charge
The Mortality and Expense Risk Charge is a percentage of the Account Value attributable to the Variable Sub-Accounts at the beginning of a Valuation Date including any Premium payments to be allocated to the Variable Sub-Accounts which are received on such Valuation Date. The percentage is shown in Section 1. The Charge is imposed monthly.

Monthly Expense Charge
The Monthly Expense Charge is shown in Section 1. The Monthly Expense Charge deduction will be charged proportionately to the amounts in the Variable Sub-Accounts and the amount in the Fixed Account in excess of the Policy Debt.

Monthly Cost of Insurance
We deduct a Monthly Cost of Insurance from the Account Value to cover the cost of providing insurance coverage.

The Monthly Cost of Insurance equals the sum of (1), (2), and (3) where:

(1)	is the cost of insurance equal to the Monthly Cost of Insurance rate (described below) multiplied by the net amount at risk divided by 1,000;
(2)	is the monthly rider cost (as described in the riders) for any riders which are a part of the Policy; and
(3)	is the Flat Extra specified in Section 1, if applicable, multiplied by the net amount at risk divided by 1,000.

The net amount at risk equals:

1.	the death benefit divided by 1.00247; less
2.	the Account Value on the Valuation Date prior to assessing the Monthly Expense Charge, the Monthly Mortality and Expense Risk Charge, and the Monthly Cost of Insurance deduction.
If there are increases in the Specified Face Amount other than increases caused by changes in the death benefit option, the cost of insurance deductions described above are determined separately for the initial Specified Face Amount and each increase in the Specified Face Amount.  In calculating the net amount at risk, the Account Value will first be allocated to the initial Specified Face Amount and then to each increase in the Specified Face Amount in the order in which the increases were made.

Monthly Cost of Insurance Rates
The Monthly Cost of Insurance rates (except for any such rate applicable to an increase in the Specified Face Amount) are based on the length of time this Policy has been in force and each Insured’s sex, Issue Age, Class, and table rating, if any.  The Monthly Cost of Insurance rates will be determined by Us from time to time based on Our expectations of future experience with respect to mortality costs, persistency, interest rates, expenses, and taxes.  However, the Monthly Cost of Insurance rates will not be greater than those shown in Section 2.

The Monthly Cost of Insurance rates applicable to each increase in the Specified Face Amount are based on the length of time the increase has been in force and each Insured’s sex, Issue Age, Class, and table rating, if any. We may change the cost of insurance rates but never in excess of those shown in the Table of Guaranteed Maximum Cost of Insurance Rates.  We will not attempt to recoup prior losses. Any increase to the Monthly Cost of Insurance rates will be based on our expectations of future experience or pricing factors which include, but are not limited to, mortality costs, persistency, interest rates, expenses and taxes.

Directed Deductions
You may designate one Variable Sub-Account for the deduction of the Mortality and Expense Risk Charge, the Monthly Expense Charge, and the Monthly Cost of Insurance.  If You do not specify one Variable Sub-Account, then these charges will be allocated among the Sub-Accounts in proportion to the amounts in the Variable Sub-Accounts and to the Fixed Account in excess of the Policy Debt.  If you designate one Variable Sub-Account and that Variable Sub-account becomes zero, then the proportional approach will be used for the balance of deductions.

Basis of Computation
The Cost of Insurance Rates are guaranteed to be no greater than those calculated as described in the  Table of Guaranteed Maximum Cost of Insurance Rates in Section 2. We have filed a detailed statement of Our methods for computing Account Values with the insurance department in the jurisdiction where this Policy is delivered.  These values are equal to or exceed the minimum required by law.

Insufficient Value
If, on a Processing Date, the Account Value less Policy Debt is equal to or less than zero, then this Policy will terminate for no value, subject to the Grace Period provision.  During the No-Lapse Guarantee Period shown in Section 1, the Policy will not terminate by reason of insufficient value if the Policy satisfies the minimum premium test as described herein.  The No-Lapse Guarantee Period begins on the Policy Date shown in Section 1.

Age 121 Continuation
If either Insured is alive on the Monthly Anniversary Day on which the Attained Age of such Insured is 121 and if this Policy is in force on that date, then this Policy will continue in force until the death of the Surviving Insured regardless of the amount of Account Value. The Death Benefit after that date will continue to be based on the Death Benefit and Death Benefit Option provision in Section 8. As of that date, no more Premiums will be accepted and Monthly Deductions will cease. Any Policy Debt will continue and interest on Policy loans will continue to be charged.  The Account Value will remain invested in the sub-accounts chosen at that time.

Important Notice
The continuation of coverage past an Insured’s Attained Age 100 may disqualify this Policy from treatment as “life insurance” as defined by the Internal Revenue Code. We recommend that you consult a tax professional.
Minimum Premium Test
The Policy satisfies the minimum premium test if the Premiums paid less any Partial Withdrawals and less any Policy Debt exceed the sum of the Minimum Monthly Premiums which applied to the Policy in each Policy Month from the Policy Date to the Valuation Date on which the test is applied.

The Minimum Monthly Premium applicable to the Policy is shown in Section 1. The Minimum Monthly Premium may be revised as a result of any of the following changes to the Policy:

1.	a change in the Specified Face Amount; or

2.	a change in supplemental benefits.

The revised Minimum Monthly Premium will be effective as of the effective date of the change to the Policy triggering the revision and will remain in effect until again revised by any of the above changes.

Grace Period
If, on a Valuation Date, this Policy will terminate by reason of insufficient value, We will allow a grace period. This Grace Period will allow 61 days from that Valuation Date for the payment of a Premium   sufficient to keep this Policy in force.  The Premium we request is equal to the past due charges plus an amount that we estimate will keep this Policy in force for two Policy Months following the date we receive the Premium payment.  Notice of this amount will be mailed to Your last known address and the last known address of any assignee of record.  We will assume that Your last known address is the address shown on the Application (or notice of Assignment), unless We receive notice of a change in address in a form satisfactory to Us.  If the Premium due is not paid within 61 days after the beginning of the grace period, then this Policy and all rights to benefits will terminate without value at the end of the 61 day period. This Policy will continue to remain in force during the grace period.

If the Policy Proceeds become payable during the grace period, then any overdue Monthly Cost of Insurance, Monthly Mortality and Expense Risk Charge, and Monthly Expense Charge will be deducted from the amount We pay.

10.  POLICY BENEFITS

Benefits at Death
The Policy Proceeds will be paid in one lump sum payment as they become due upon the death of the Surviving Insured, in accordance with Section 8.  We will make payment when We receive Due Proof of that death.

Cash Surrender Value
You may surrender this Policy for its Cash Surrender Value at any time.  The Cash Surrender Value is the Account Value decreased by the balance of any Policy Debt.  We will determine the Cash Surrender Value at the end of the first Valuation Date after We receive Your written request for surrender.

Partial Withdrawal
You may make a Partial Withdrawal of the Cash Surrender Value of this Policy once each Policy Month after the first Policy Year by written request to Us.  The amount of any Partial Withdrawal must be at least $500.

If this Policy's death benefit option is option A or option C, the Specified Face Amount will be decreased by the amount of the Partial Withdrawal.  The decrease in Specified Face Amount will be applied to the initial Specified Face Amount and to each increase in Specified Face Amount in the following order:

1. first, to the initial Specified Face Amount, subject to the minimum face amount of $250,000;
2. second, to the next oldest increases, in chronological order; and
3. finally, to the most recent increase.
The Specified Face Amount remaining in force after the Partial Withdrawal must be no lower than the Minimum Specified Face Amount shown in Section 1. We will effect a Partial Withdrawal at the end of the first Valuation Date after We receive Your written request for withdrawal.

Allocation of Partial Withdrawal
You may allocate the Partial Withdrawal among the Sub-Accounts.  If You do not specify the allocation, then the Partial Withdrawal will be allocated among the Sub-Accounts in proportion to the amounts in the Sub-Accounts in excess of the Policy Debt.

Policy Loan
You may request a Policy loan of up to 90% of this Policy’s Account Value, decreased by the amount of any outstanding Policy Debt on the date the Policy loan is made.  You may allocate the Policy loan among the Sub-Accounts.  If You do not specify the allocation, then the Policy loan will be allocated among the Sub-Accounts in proportion to the amounts in the Variable Sub-Accounts and the Fixed Account in excess of the Policy Debt.  Loan amounts allocated to the Variable Sub-Accounts will be transferred to the Fixed Account and will earn interest at the rate in effect for the Fixed Account.

Interest on the Policy Debt will accrue daily at the Policy loan interest rate specified in Section 1. This interest shall be due and payable to Us in arrears on each Policy Anniversary.  Any unpaid interest will be added to the principal amount of the Policy loan.  When the Policy Debt exceeds the Account Value, this Policy will terminate without value, in accordance with the Insufficient Value and Grace Period provisions of Section 9.

All funds We receive from You will be credited to this Policy as Premium unless We have received written notice, in a form satisfactory to Us, that the funds are for loan repayment.  Loan repayments will first reduce the outstanding balance of the Policy loan and then accrued but unpaid interest on such loans.  We will accept repayment of any Policy loan at any time.

Deferral of Payment
We will usually pay any amount due within seven days after the Valuation Date following Our receipt of written notice in a form satisfactory to Us giving rise to such payment or, in the case of death of the Surviving Insured, Due Proof of such death.  Payment of any amount payable from the Variable Account on death, surrender, Partial Withdrawal, or Policy loan may be postponed whenever:

1.	the New York Stock Exchange ("NYSE") is closed other than customary weekend and holiday closing, or trading on the NYSE is otherwise restricted;

2.	the Securities and Exchange Commission, by order, permits postponement for the protection of Policy Owners; or

3.
an emergency exists as determined by the Securities and Exchange Commission, as a result of which disposal of securities is not reasonably practicable, or it is not reasonably practicable to determine the value of the assets of the Variable Account.

We reserve the right to defer payment of any portion of the Cash Surrender Value, Policy loan, or Partial Withdrawal payable from the Fixed Account for a period not exceeding six months from the date We receive Your request.

Policy Exchange Option
You may exchange this Policy for two new single life Policies on the life of each Insured with evidence of insurability subject to the following conditions:

1.	Either (a) or (b) must be met.

a.
In the case of divorce, a final divorce decree issued by a court of competent jurisdiction in the United States on the Insureds’ marriage must be in effect for at least six months, but not more than one year before the exchange date.  Evidence of such decree must be received by us prior to the exchange date.

b.
In the case of a change in the Federal Tax Law, the change in law must result in either (i) a reduction in the Unlimited Federal Estate Tax marital deduction; or (ii) a reduction in the maximum Federal Estate Tax bracket rate to a rate below 25%.  You must request the exchange in writing within six months of the first enactment date of a qualifying change in Federal Tax Law.

2.	Both Insureds must be living on the exchange date and the Policy must be in force.

3.	We must have evidence satisfactory to us of your insurable interest in the living Insureds as of the exchange date.

4.	We must receive written agreement to the exchange from any assignees and irrevocable Beneficiaries of the Policy.

5.	The initial premium due on each of the new Policies must be paid on or before the exchange date, in addition to a $200 exchange processing fee.

The exchange date is the Policy Anniversary on or next following the date item 1 above is satisfied.

The Specified Face Amount of each new Policy will be up to one half of the Specified Face Amount of this Policy.  The new Policies will be policies that we offer for this purpose on the exchange date.  The Policy Date of the new policies will be the Policy Date of this Policy.  The cost of insurance rates for each new policy will be based on the age, sex and class of each Insured on the Policy Date of this Policy.  This Policy’s Cash Surrender Value will be applied to each new Policy as of the exchange date in the same proportion as the Specified Face Amount applied to each new Policy. The addition of supplemental benefit riders to either or both of the new Policies will require our consent and evidence of insurability satisfactory to us.

Termination
This Policy terminates on the earlier of the date We receive Your request to surrender it for the Cash Surrender Value, the expiration date of the grace period without Our receipt of Premium due, or the date of death of the Surviving Insured.

Reinstatement
This Policy may be reinstated provided this Policy has not been surrendered for the Cash Surrender Value, and provided that:

1.	You make Your reinstatement request within three years from this Policy’s termination date;
2.	You submit evidence satisfactory to Us of the insurability of any living Insured; and
3.	You pay an amount sufficient to put this Policy in force.

An amount sufficient to put this Policy in force is not less than:

1.	the Monthly Deductions which were overdue at the end of the grace period; plus
2.	any excess of the Policy Debt over the Account Value at the end of the grace period; plus
3.	three times the Monthly Cost of Insurance deductions applicable at the date of reinstatement; plus
4.	three times the Monthly Expense Charge.

During the No-Lapse Guarantee Period shown in Section 1, an amount is sufficient to put this Policy in force if it meets the minimum premium test.

The Specified Face Amount of the reinstated Policy cannot exceed the Specified Face Amount at the time of termination.  The Account Value on this Policy’s reinstatement date will reflect:

1. the Account Value at the time of termination; plus
2. the Net Premium attributable to Premiums paid to reinstate this Policy; less
3. the Monthly Deductions which were overdue at the end of the grace period; less
4. any excess of the Policy Debt over the Account Value at the end of the grace period; less
5. the Monthly Expense Charge; less
6. the Monthly Mortality and Expense Risk Charge; less
7. the Monthly Cost of Insurance deduction applicable on the date of reinstatement.

The effective date of reinstatement will be the Monthly Anniversary Date that falls on or next follows the date We approve Your request.

Any Policy Debt at the time of termination must be repaid upon the reinstatement of this Policy or carried over to the reinstated Policy.

MSVUL-2007                                                                                                                                 Page

U.S. Headquarters Office:
One Sun Life Executive Park
Wellesley Hills, MA  02481
800-700-6554
Home Office:
Wilmington, Delaware

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)

[Prime VUL], a Flexible Premium Survivorship Variable Universal Life Insurance Policy

To the extent any benefit, payment, or value under this Policy (including the Account Value and the death benefit) is based on the investment experience of the Variable Account, such benefit, payment, or value may increase or decrease in accordance with the investment experience of the Variable Account and is not guaranteed as to fixed dollar amount.

Upon receipt of Due Proof, the Policy Proceeds are payable at the death of the Surviving Insured and while this Policy is in force.

This Policy does not participate in dividends.

Flexible premiums are payable for this Policy.

[Missing Graphic Reference]

MSVUL-2007                                                                                                                                 Page